Exhibit II.4

Report of the Audit Committee

In compliance with Section 359(6) of the Companies and Allied Matters Act, we have -

(a)	reviewed the scope and planning of the audit requirements;

(b)	reviewed the external Auditors’ Memorandum of Recommendations on Accounting Policies and Internal Controls together with Management Responses; and

(c)	ascertained that the accounting and reporting policies of the Company for the year ended 30 June 2014 are in accordance with legal requirements and agreed ethical practices.

In our opinion, the scope and planning of the audit for the year ended 30 June 2014 were adequate and the Management Responses to the Auditors findings were satisfactory.

Mr. G.O. Ibhade

Chairman, Audit Committee

1 September 2014

Members of the Audit Committee

Mr. G. O. Ibhade	-	Shareholder/Chairman
Mr. C.O. Ajaegbu	-	Shareholder
Mr. M.O. Igbrude	-	Shareholder
Mr. P.J. Jenkins	-	Director
Mrs. Z. Abdurrahman	-	Director
Mr. B. E. Gwadah	-	Director (Resigned with effect from 13 February 2014)

48    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Statement of Directors’ Responsibilities

for the year ended 30 June 2014

The Directors accept responsibility for the preparation of the annual financial statements set out on pages 51 to 92 that give a true and fair view in accordance with the International Financial Reporting Standards (IFRS) and in the manner required by the Companies and Allied Matters Act of Nigeria and the Financial Reporting Council of Nigeria Act, 2011.

The Directors further accept responsibility for maintaining adequate accounting records as required by the Companies and Allied Matters Act of Nigeria and for such internal control as the Directors determine is necessary to enable the preparation of financial statements that are free from material misstatement whether due to fraud or error.

The Directors have made an assessment of the Company’s ability to continue as a going concern and have no reason to believe the Company will not remain a going concern in the year ahead.

SIGNED ON BEHALF OF THE BOARD OF DIRECTORS BY:

Babatunde A. Savage	Seni Adetu
FRC/2013/ICAN/00000003514	FRC/2013/IODN/00000003516
4 September 2014	4 September 2014

Guinness Nigeria Plc Annual Report & Financial Statements 2014    49

KPMG Professional Services KPMG Tower Bishop Aboyade Cole Street Victoria Island PMB 40014, Falomo Lagos	Telephone Fax Internet	234 (1) 271 8955 234 (1) 271 8599 234 (1) 271 0540 www.kpmg.com/ng

Independent Auditor’s Report

To the Members of Guinness Nigeria Plc

Report on the Financial Statements

We have audited the accompanying financial statements of Guinness Nigeria Plc (“the Company”), which comprise the statement of financial position as at 30 June 2014, income statement, statement of comprehensive income, statement of changes in equity, statement of cash flows for the year then ended, a summary of significant accounting policies and other explanatory information, as set out on pages 51 to 92.

Directors’ Responsibility for the Financial Statements

The directors are responsible for the preparation of financial statements that give a true and fair view in accordance with International Financial Reporting Standards and in the manner required by the Companies and Allied Matters Act of Nigeria and the Financial Reporting Council of Nigeria Act, 2011, and for such internal control as the directors determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements that give a true and fair view in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by the directors, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, these financial statements give a true and fair view of the financial position of Guinness Nigeria Plc (“the Company”) as at 30 June 2014, and of the Company’s financial performance and cash flows for the year then ended in accordance with International Financial Reporting Standards and in the manner required by the Companies and Allied Matters Act of Nigeria and the Financial Reporting Council of Nigeria Act, 2011.

Report on Other Legal and Regulatory Requirements

Compliance with the Requirements of Schedule 6 of the Companies and Allied Matters Act of Nigeria

In our opinion, proper books of account have been kept by the Company, so far as appears from our examination of those books and the statement of financial position, income statement and the statement of comprehensive income are in agreement with the books of account.

Signed:

Oluwatoyin A. Gbagi, FCA
FRC/2012/ICAN/00000000565
For: KPMG Professional Services Chartered Accountants
4 September 2014
Lagos, Nigeria

KPMG Professional Services, a Partnership established under Nigeria law, is a member of KPMG International Cooperative (“KPMG International”), a swiss entity. All rights reserved.

Registered in Nigeria No BN 986925

Abayomi D. Sanni Adewale K. Ajayi Ayo L. Salami Joseph O. Tegbe Olanike I. James Oluwafemi O. Awotoye	Adebisi O. Lamikanra Ajibola O. Olomola Chibuzor N. Anyanechi Kabir O. Okunlola Olumide O. Olayinka Oluwatoyin A. Gbagi	Adekunle A. Elebute Akinyemi J. Ashade Goodluck C. Obi Oladapo R. Okubadejo Olusegun A. Sowande Tayo I. Ogungbenro	Adetola P. Adeyemi Ayodele H. Othihiwa Ibitomi M. Adepoju Oladimeji I. Salaudeen Oluseyi T. Bickersteth Victor U. Onyenkpa

50

Statement of Financial Position

as at 30 June

	Notes	2014 N’000	2013 N’000

ASSETS
Non-current assets
Property plant and equipment	15(a)	90,683,405	88,112,852
Intangible assets	16(a)	608,138	578,771
Prepayments	18(a)	171,119	98,768
Other receivables	17	25,570	31,611

Total non-current assets		91,488,232	88,822,002

Current assets
Inventories	19	13,469,248	12,400,102
Trade and other receivables	20	19,218,236	15,138,749
Prepayments	18(b)	1,861,975	1,510,529
Cash and cash equivalents	21	6,290,582	3,189,239

Total current assets		40,840,041	32,238,619

Total assets		132,328,273	121,060,621

Equity
Share capital	22(b)	752,944	752,944
Share premium		8,961,346	8,961,346
Share based payment reserve	22(c)	18,582	18,582
Retained earnings		35,328,845	36,306,239

Total equity		45,061,717	46,039,111

Liabilities
Non-current liabilities
Loans and borrowings	24(a)	27,429,985	8,796,183
Employee benefits	25	3,028,651	2,994,557
Deferred tax liabilities	27	12,559,441	11,955,673

Total non current liabilities		43,018,077	23,746,413

Current liabilities
Bank overdrafts	21	4,680,225	3,747,585
Current tax liabilities	13(e)	1,585,320	4,050,356
Dividend payable	23(b)	4,110,475	4,486,743
Loans and borrowings	24(a)	3,148,882	8,557,059
Trade and other payables	28	30,723,577	30,433,354

Total current liabilities		44,248,479	51,275,097

Total liabilities		87,266,556	75,021,510

Total equity and liabilities		132,328,273	121,060,621

Approved by the Board of Directors on 4 September 2014 and signed on its behalf by:

Babatunde A. Savage (Chairman)	Seni Adetu (Managing Director)
FRC/2013/ICAN/00000003514	FRC/2013/IODN/00000003516

Additionally certified by:

Bolarinwa Lamidi (Financial Controller)
FRC/2013/ICAN/00000003511

The notes on pages 57 to 92 are an integral part of these financial statements.

Guinness Nigeria Plc Annual Report & Financial Statements 2014    51

Income Statement

for the year ended 30 June

	Notes	2014 N’000	2013 N’000

Revenue	8	109,202,120	122,463,538
Cost of sales		(57,868,906)	(66,385,104)

Gross profit		51,333,214	56,078,434

Other income	9	734,346	815,505
Marketing and distribution expenses		(25,931,970)	(26,003,038)
Administrative expenses		(10,012,212)	(9,957,285)

Operating profit		16,123,378	20,933,616

Finance income	10(a)	319,741	201,185
Finance costs	10(b)	(4,761,559)	(4,125,926)

Net finance costs		(4,441,818)	(3,924,741)

Profit before taxation	11	11,681,560	17,008,875
Taxation	13(a)	(2,108,080)	(5,145,149)

Profit for the year after taxation		9,573,480	11,863,726

Earnings per share
Basic and diluted earnings per share (kobo)	14(a)	636	793

The notes on pages 57 to 92 are an integral part of these financial statements.

52    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Statement of Comprehensive Income

for the year ended 30 June

	Notes	2014 N’000	2013 N’000

Profit for the year after taxation		9,573,480	11,863,726

Other comprehensive income
Defined benefit plan actuarial loss	25(a)	(111,358)	(119,672)
Tax on other comprehensive income	13(b)	33,408	35,902

Other comprehensive income for the year, net of tax		(77,950)	(83,770)

Total comprehensive income for the year		9,495,530	11,779,956

The notes on pages 57 to 92 are an integral part of these financial statements.

Guinness Nigeria Plc Annual Report & Financial Statements 2014    53

Statement of Changes in Equity

for the year ended 30 June 2014

	Notes	Share capital N’000	Share premium N’000	Share based payment reserve N’000	Retained earnings N’000	Total equity N’000

Balance at 1 July 2012		737,463	1,545,787	62,308	36,265,956	38,611,514

Comprehensive income for the year
Profit for the year		—	—	—	11,863,726	11,863,726
Total other comprehensive income		—	—	—	(83,770)	(83,770)

Total comprehensive income for the year		—	—	—	11,779,956	11,779,956

Transaction with owners, recorded directly in equity
Dividends to equity holders	23(b)	—	—	—	(11,799,404)	(11,799,404)
Shares issued during the year	20(b)	15,481	7,415,559	—	—	7,431,040
Unclaimed dividends written back	23(b)	—	—	—	59,731	59,731
Share based payment charge		—	—	76,558	—	76,558
Share based payment recharge		—	—	(120,284)		(120,284)

Total transactions with owners		15,481	7,415,559	(43,726)	(11,739,673)	(4,352,359)

Balance at 30 June 2013		752,944	8,961,346	18,582	36,306,239	46,039,111

Balance at 1 July 2013		752,944	8,961,346	18,582	36,306,239	46,039,111

Comprehensive income for the year
Profit for the year		—	—	—	9,573,480	9,573,480
Total other comprehensive income		—	—	—	(77,950)	(77,950)

Total comprehensive income for the year		—	—	—	9,495,530	9,495,530

Transaction with owners, recorded directly in equity
Dividends to equity holders	23(b)	—	—	—	(10,541,217)	(10,541,217)
Unclaimed dividends written back	23(b)	—	—	—	68,293	68,293
Share based payment charge		—	—	103,465	—	103,465
Share based payment recharge		—	—	(103,465)	—	(103,465)

Total transactions with owners		—	—	—	(10,472,924)	(10,472,924)

Balance at 30 June 2014		752,944	8,961,346	18,582	35,328,845	45,061,717

The notes on pages 57 to 92 are an integral part of these financial statements.

54    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Statement of Cash Flows

for the year ended 30 June

	Notes	2014 N’000	2013 N’000

Cash flows from operating activities
Profit for the year		9,573,480	11,863,726

Adjustments for:
Depreciation and impairment loss	15(a)	10,525,929	10,122,393
Amortisation of intangible assets	16(a)	94,433	102,609
Share based payment charge	26	75,809	88,821
Finance income	10(a)	(319,741)	(201,185)
Finance costs	10(b)	4,761,559	4,125,926
Write-off of property, plant and equipment		333,775	957,100
Loss/(gain) on disposal of property, plant and equipment		67,223	(24,158)
Long service awards charge	25(b)	37,893	232,337
Income tax expense	13(a)	2,108,080	5,145,149

		27,258,440	32,412,718

Changes in:
Inventories		(1,069,146)	793,660
Trade and other receivables		(4,056,051)	(5,661,916)
Prepayments		(423,797)	(48,080)
Trade and other payables		1,810,252	2,452,960

Cash generated from operating activities		23,519,698	29,949,342
Income tax paid	13(e)	(3,902,176)	(5,191,667)
Gratuity paid	25(a)	(353,833)	(372,052)
Long service awards paid	25(b)	(106,487)	(87,486)

Net cash generated from operating activities		19,157,202	24,298,137

Cash flows from investing activities
Finance income		268,582	198,151
Proceeds from sale of property, plant and equipment		14,828	50,386
Acquisition of intangible assets	16(a)	(123,800)	—
Acquisition of property, plant and equipment		(13,843,305)	(14,330,438)

Net cash used in investing activities		(13,683,695)	(14,081,901)

Cash flows from financing activities
Repayment of loans and borrowings		(6,645,599)	—
Repayment of finance lease liabilities		(3,249,756)	(2,536,571)
Proceeds from loans and borrowings		21,796,544	—
Finance costs paid		(4,356,801)	(3,806,649)
Dividends paid	23(b)	(10,849,192)	(4,274,600)

Net cash used in financing activities		(3,304,804)	(10,617,820)

Net increase/(decrease) in cash and cash equivalents		2,168,703	(401,584)
Cash and cash equivalents at 1 July		(558,346)	(156,762)

Cash and cash equivalents at 30 June	21	1,610,357	(558,346)

The notes on pages 57 to 92 are an integral part of these financial statements.

Guinness Nigeria Plc Annual Report & Financial Statements 2014    55

Notes to the Financial Statements

for the year ended 30 June 2014

S/N		Page

1	Reporting entity	57

2	Basis of preparation	57

3	Functional and presentation currency	57

4	Use of estimates and judgements	57

5	Basis of measurement	58

6	Changes in accounting policies	58

7	Significant accounting policies	58

8	Revenue	66

9	Other income	66

10	Finance income and finance costs	67

11	Profit before taxation	67

12	Personnel expenses	68

13	Taxation	69

14	Earnings and declared dividend per share	70

15	Property, plant and equipment	71

16	Intangible assets	72

17	Other receivables	73

S/N		Page

18	Prepayments	73

19	Inventories	73

20	Trade and other receivables	73

21	Cash and cash equivalents	74

22	Share capital	74

23	Dividends	75

24	Loans and borrowings	75

25	Employee benefits	77

26	Share based payments	80

27	Deferred tax liabilities	83

28	Trade and other payables	83

29	Financial risk management and financial instruments	84

	Operating leases	90

31	Contingencies	91

32	Related parties	91

33	Events after the reporting date	92

56    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

1	Reporting entity

Guinness Nigeria Plc, a public Company quoted on the Nigerian Stock Exchange was incorporated on 29 April 1950, as a trading company importing Guinness Stout from Dublin. The Company has since transformed itself into a manufacturing operation and its principal activities continue to be brewing, packaging, marketing and selling of Guinness Foreign Extra Stout, Guinness Extra Smooth, Malta Guinness, Malta Guinness Low Sugar, Harp Lager, Smirnoff Ice, Satzenbrau Pilsner Lager, Dubic Lager, Dubic Ale, SNAPP, Orijin, Orijin Spirit mixed drink, Masters Choice, Alvaro and Top Malt.

2.	Basis of preparation

The financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS). These financial statements were authorised for issue by the Board of Directors on 4 September 2014.

3.	Functional and presentation currency

These financial statements are presented in Naira, which is the Company’s functional currency. All financial information presented in Naira has been rounded to the nearest thousand unless stated otherwise.

4.	Use of estimates and judgements

The preparation of the financial statements in conformity with IFRS requires management to make judgements, estimates and assumptions that affect the application of accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognised prospectively.

Information about assumptions and estimation uncertainties and critical judgements in applying accounting policies that have the most significant effect on the amounts recognised in the financial statements are described in the following notes:

Note 25	–	Employee benefits
Note 26	–	Share based payments
Note 31	–	Contingencies

Measurement of fair values

Some of the Company’s accounting policies and disclosures require the determination of fair values, for both financial and non-financial assets and liabilities.

When measuring the fair value of an asset or a liability, the Company uses observable data as far as possible. Fair values are categorised into different levels in a fair value hierarchy based on the inputs used in the valuation techniques as follows:

Level 1	–	quoted prices (unadjusted) in active markets for identical assets or liabilities

Level 2	–	inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. as derived from prices).

Level 3	–	inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Guinness Nigeria Plc Annual Report & Financial Statements 2014    57

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

If the inputs used to measure the fair value of an asset or a liability might be categorised in different levels of the fair value hierarchy, then the fair value measurement is categorised in its entirety in the same level of the fair value hierarchy as the lowest level input that is significant to the entire measurement.

The Company recognises transfers between levels of the fair value hierarchy at the end of the reporting period during which the change has occurred.

Further information about the assumptions made in measuring fair values is included in the following notes:

Note 26	–	Share based payments
Note 29	–	Financial risk management and financial instruments

5.	Basis of measurement

The financial statements have been prepared on the historical cost basis except for the following items which have been measured on an alternative basis on each reporting date.

Items	Measurement bases
Non-derivative financial instruments	Initially measured at fair values and subsequently measured at amortised cost.

Share-based payment transactions	Fair value

6.	Changes in accounting policies

Except for the change below, the Company has consistently applied the significant accounting policies as set out in Note 7 to all periods presented in these financial statements.

The Company has adopted the following new standard with a date of initial application of 1 January 2013:

IFRS 13 Fair Value Measurement

IFRS 13 establishes a single framework for measuring fair value and making disclosures about fair value measurements when such measurements are required or permitted by other IFRSs. It unifies the definition of fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. It replaces and expands the disclosure requirements about fair value measurements in other IFRSs, including IFRS 7.

In accordance with the transitional provisions of IFRS 13, the Company has applied the new fair value measurement guidance prospectively and has not provided any comparative information for new disclosures. Notwithstanding the above, the change had no significant impact on the measurements of the Company’s assets and liabilities.

7.	Significant accounting policies

Except for the changes explained in Note 6, the Company has consistently applied the following accounting policies to all periods presented in these financial statements.

(a)	Foreign currency transactions

Transactions denominated in foreign currencies are translated and recorded in Naira at the actual exchange rates as of the date of the transaction.

Monetary assets and liabilities denominated in foreign currencies are translated to the functional currency at the exchange rate at the reporting date. Non-monetary assets and liabilities that are measured at fair value in a foreign currency are translated to the functional currency at the exchange rate when the fair value was determined. Foreign currency differences are generally recognised in profit or loss. Non-monetary items that are measured based on historical cost in a foreign currency are not translated.

58    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

(b)	Financial instruments

i.	Non-derivative financial assets

The Company initially recognises loans and receivables on the date that they are originated. All other financial assets are recognised initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

The Company derecognises a financial asset when the contractual rights to the cash flows from the asset expire, or it transfers the rights to receive the contractual cash flows on the financial asset in a transaction in which substantially all the risks and rewards of ownership of the financial asset are transferred. Any interest in transferred financial assets that is created or retained by the Company is recognised as a separate asset or liability.

The Company has the following non-derivative financial assets:

Cash and cash equivalents

Cash and cash equivalents comprise cash on hand; cash balances with banks and call deposits with original maturities of three months or less. Bank overdrafts that are repayable on demand and form an integral part of the Company’s cash management are included as a component of cash and cash equivalents for the purpose of statement of cash flows.

Loans and receivables

Loans and receivables are financial assets with fixed or determinable payments that are not quoted in an active market. Loans and receivables comprise trade and other receivables.

Such assets are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition, loans and receivables are measured at amortised cost using the effective interest method, less any impairment losses.

Loans and receivables with short-term maturities and no stated rates of interest are measured at original invoice amounts where the effect of discounting is not significant.

ii.	Non-derivative financial liabilities

All financial liabilities are recognised initially on the trade date at which the Company becomes a party to the contractual provisions of the instrument.

The Company derecognises a financial liability when its contractual obligations are discharged or cancelled or expire.

The Company has the following non-derivative financial liabilities: loans and borrowings, dividend payables, bank overdrafts, trade and other payables.

Such financial liabilities are recognised initially at fair value plus any directly attributable transaction costs. Subsequent to initial recognition these financial liabilities are measured at amortised cost using the effective interest method.

iii.	Share capital

The Company has one class of shares, ordinary shares. Ordinary shares are classified as equity. When new shares are issued, they are recorded in share capital at their par value. The excess of the issue price over the par value is recorded in the share premium reserve.

Incremental costs directly attributable to the issue of ordinary shares are recognised as a deduction from equity, net of any tax effects.

Guinness Nigeria Plc Annual Report & Financial Statements 2014    59

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

Financial assets and liabilities are offset and the net amount presented in the statement of financial position when, and only when, the Company has a legal right to offset the amounts and intends either to settle on a net basis or to realise the asset and settle the liability simultaneously.

(c)	Property, plant and equipment

i.	Recognition and measurement

Items of property, plant and equipment are measured at cost less accumulated depreciation and accumulated impairment losses. Cost includes expenditure that is directly attributable to the acquisition of the asset. Property, plant and equipment under construction are disclosed as capital work-in-progress. The cost of self-constructed asset includes the cost of materials and direct labour, any other costs directly attributable to bringing the assets to a working condition for their intended use including, where applicable, the costs of dismantling and removing the items and restoring the site on which they are located and borrowing costs on qualifying assets.

Purchased software that is integral to the functionality of the related equipment is capitalised as part of the equipment.

When parts of an item of property, plant and equipment have different useful lives, they are accounted for as separate items (major components) of property, plant and equipment.

Gains and losses on disposal of an item of property, plant and equipment are determined by comparing the proceeds from disposal with the carrying amount of property, plant and equipment, and are recognised in profit or loss.

ii.	Subsequent costs

The cost of replacing a part of an item of property, plant and equipment is recognised in the carrying amount of the item if it is probable that the future economic benefits embodied within the part will flow to the Company and its cost can be measured reliably.

The carrying amount of the replaced part is derecognised. The costs of the day-to-day servicing of property, plant and equipment are recognised in profit or loss as incurred.

iii.	Depreciation

Depreciation is calculated over the depreciable amount, which is the cost of an asset less its residual value.

Depreciation is recognised in profit or loss on a straight-line basis over the estimated useful lives of each part of an item of property, plant and equipment which reflects the expected pattern of consumption of the future economic benefits embodied in the asset. Leased assets are depreciated over the shorter of the lease term and their useful lives unless it is reasonably certain that the Company will obtain ownership by the end of the lease term in which case the assets are depreciated over the useful life.

The estimated useful lives for the current and comparative years are as follows:

Leasehold land	–	lease period
Buildings	–	50 years
Plant and machinery	–	2 to 37 years
Furniture and equipment	–	3 to 5 years
Motor vehicles	–	4 years
Returnable packaging materials (RPM)	–	5 to 10 years

Depreciation methods, useful lives and residual values are reviewed at each financial year end and adjusted if appropriate. During the year, the estimated useful lives of some plant and machinery was re-assessed from a range of 2 - 20 years to a range of 2 - 37 years. The resultant reduction in depreciation charge for the current year and the estimated reduction for the future years is as analysed below:

	30-Jun-14 N’000	30-Jun-15 N’000	30-Jun-16 N’000	30-Jun-17 N’000

Cost of sales	658,575	658,575	658,575	658,575

Capital work-in-progress is not depreciated. The attributable cost of each asset is transferred to the relevant asset category immediately the asset is available for use and depreciated accordingly.

60    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

(d)	Intangible assets

Intangible assets that are acquired by the Company and have finite useful lives are measured at cost less accumulated amortisation and accumulated impairment losses.

The Company’s intangible assets with finite useful life comprises computer software.

Subsequent expenditure is capitalised only when it increases the future economic benefits embodied in the specific intangible asset to which it relates.

Amortisation is calculated over the cost of the asset, or other amount substituted for cost less its residual value. Amortisation is recognised in profit or loss on a straight-line basis over the estimated useful lives of intangible assets. The estimated useful life for the current and preceeding period is as follows:

Computer Software – SAP	–	11 years
Computer Software – Others	–	3 years

Amortisation methods, useful lives and residual values are reviewed at each reporting date and adjusted if appropriate.

(e)	Leases

Determining whether an arrangement contains a lease

At inception of an arrangement, the Company determines whether the arrangement is or contains a lease.

At inception or on re-assessment of an arrangement that contains a lease, the Company separates payments and other consideration required by the arrangement into those for the lease and those for other elements on the basis of their relative fair values. If the Company concludes for a finance lease that it is impracticable to separate the payments reliably, then an asset and a liability are recognised at an amount equal to the fair value of the underlying asset; subsequently, the liability is reduced as payments are made and an imputed finance cost on the liability is recognised using the Company’s incremental borrowing rate.

Leased assets

Leases in terms of which the Company assumes substantially all the risks and rewards of ownership are classified as finance leases. Upon initial recognition the leased asset is measured at an amount equal to the lower of its fair value and the present value of the minimum lease payments.

Subsequent to initial recognition, the asset is accounted for in accordance with the accounting policy applicable to that asset.

Other leases are operating leases and the leased assets are not recognised in the Company’s statement of financial position.

Lease payments

Payments made under operating leases are recognised in profit or loss on a straight-line basis over the term of the lease. Lease incentives received are recognised as an integral part of the total lease expense, over the term of the lease.

Minimum lease payments made under finance leases are apportioned between the finance expense and the reduction of the outstanding liability. The finance expense is allocated to each period during the lease term so as to produce a constant periodic rate of interest on the remaining balance of the liability.

Guinness Nigeria Plc Annual Report & Financial Statements 2014    61

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

(f)	Inventories

Inventories are measured at the lower of cost and net realisable value. The cost of inventories includes expenditure incurred in acquiring the inventories, production or conversion costs and other costs incurred in bringing them to their existing location and condition. The basis of costing is as follows:

Raw materials, non-returnable packaging materials and consumable spare parts	–	purchase cost on a weighted average basis including transportation and applicable clearing charges.

Finished products and products-in-process	–	average cost of direct materials and labour plus the appropriate amount attributable to production overheads based on normal production capacity.

Inventory-in-transit	–	purchase cost incurred to date.

Net realisable value is the estimated selling price in the ordinary course of business, less the estimated costs to completion and selling expenses. Inventory values are adjusted for obsolete, slow-moving or defective items.

(g)	Impairment

i.	Non-derivative financial assets

A financial asset not carried at fair value through profit or loss, including an equity accounted investee, is assessed at each reporting date to determine whether there is objective evidence that it is impaired. A financial asset is impaired if objective evidence indicates that a loss event has occurred after the initial recognition of the asset, and that the loss event had a negative effect on the estimated future cash flows of that asset that can be reliably estimated.

Objective evidence that financial assets (including equity securities) are impaired can include default or delinquency by a debtor, restructuring of an amount due to the Company on terms that the Company would not consider otherwise, indications that a debtor or issuer will enter bankruptcy, or the disappearance of an active market for a security. In addition, for an investment in an equity security, a significant or prolonged decline in its fair value below its cost is objective evidence of impairment.

The Company considers evidence of impairment for receivables at both a specific asset and collective level. All individually significant receivables are assessed for specific impairment. All individually significant receivables found not to be specifically impaired are then collectively assessed for any impairment that has been incurred but not yet identified. Receivables that are not individually significant are collectively assessed for impairment by grouping together receivables with similar risk characteristics.

In assessing collective impairment, the Company uses historical trends of the probability of default, timing of recoveries and the amount of loss incurred, adjusted for management’s judgement as to whether current economic and credit conditions are such that the actual losses are likely to be greater or less than suggested by historical trends.

An impairment loss in respect of a financial asset measured at amortised cost is calculated as the difference between its carrying amount and the present value of the estimated future cash flows discounted at the asset’s original effective interest rate. Losses are recognised in profit or loss and reflected in an allowance account against receivables. Interest on the impaired asset continues to be recognised through the unwinding of the discount. When a subsequent event causes the amount of impairment loss to decrease, the decrease in impairment loss is reversed through profit or loss.

ii.	Non financial assets

The carrying amount of the Company’s non-financial assets, other than inventories are reviewed at each reporting date to determine whether there is any indication of impairment. If any such indication exists, then the asset’s recoverable amount is estimated.

62    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

For intangible assets that have indefinite useful lives or that are not yet available for use, the recoverable amount is estimated each year at the same time. The recoverable amount of an asset is the greater of its value in use and its fair value less costs to sell. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset.

For the purpose of impairment testing, assets that cannot be tested individually are grouped together into the smallest group of assets that generates cash inflows from continuing use that are largely independent of the cash inflows of other assets or groups of assets (the “cash-generating unit, or CGU”).

The Company’s corporate assets do not generate separate cash inflows. If there is an indication that a corporate asset may be impaired, then the recoverable amount is determined for the CGU to which the corporate asset belongs.

(h)	Employee benefits

i.	Defined contribution plan

A defined contribution plan is a post-employment benefit plan (pension fund) under which the Company pays fixed contributions into a separate entity. The Company has no legal or constructive obligations to pay further contributions if the fund does not hold sufficient assets to pay all employees the benefits relating to employee service in the current and prior periods.

In line with the provisions of the Pension Reform Act 2004, the Company has instituted a defined contribution pension scheme for its management and non-management employees. Employee contributions to the scheme are funded through payroll deductions while the Company’s contribution is charged to profit or loss. The Company contributes 10% and 12% for management and non-management employees respectively while employees contribute 7.5% of their insurable earnings (basic, housing and transport allowance).

ii.	Gratuity

•	Defined benefit gratuity scheme

Lump sum benefits payable upon retirement or resignation of employment are fully accrued over the service lives of management and non-management staff under the scheme. Employees under the defined benefit scheme are those who had served a minimum of 5 years on or before 31 December 2008 when the scheme was terminated. Independent actuarial valuations are performed periodically on a projected unit credit basis. Actuarial gains/losses arising from valuations are charged in full to other comprehensive income. The Company ensures that adequate arrangements are in place to meet its obligations under the scheme.

•	Defined contribution gratuity scheme

The Company has a defined contribution gratuity scheme for management and non-management staff. Under this scheme, a specified amount is contributed by the Company to third party fund managers and charged as an employee benefit to profit or loss over the service life of the employees.

iii.	Other long-term employee benefits

The Company’s other long-term employee benefits represents Long Service Awards payable upon completion of certain years in service and accrued over the service lives of the employees. Independent actuarial valuations are performed periodically on a projected unit credit basis. Actuarial gains/losses and curtailment gains or losses arising from valuations are charged in full to profit or loss.

iv.	Termination benefits

Termination benefits are expensed at the earlier of when the Company can no longer withdraw the offer of those benefits and when the Company recognises costs for a restructuring. If benefits are not expected to be settled wholly within 12 months of the end of the reporting period, then they are discounted.

Guinness Nigeria Plc Annual Report & Financial Statements 2014    63

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

v.	Short-term employee benefits

Short-term employee benefit obligations are measured on an undiscounted basis and are expensed as the related service is provided.

A liability is recognised for the amount expected to be paid under short-term cash bonus if the Company has a present legal or constructive obligation to pay this amount as a result of past service provided by the employee, and the obligation can be estimated reliably.

vi.	Share-based payment transactions

The fair value of equity settled share options and share grants is initially measured at grant date based on the binomial or Monte Carlo models and is charged in profit or loss over the vesting period. For equity settled shares, the credit is included in retained earnings in equity whereas for cash settled share-based payments a liability is recognised in the statement of financial position, measured initially at the fair value of the liability.

For cash settled share options and share grants, the fair value of the liability is remeasured at the end of each reporting period until the liability is settled, and at the date of settlement, with any changes in the fair value recognised in profit or loss. Cancellations of share options are treated as an acceleration of the vesting period and any outstanding charge is recognised in operating profit immediately.

(i)	Provisions and contingent liabilities

Provisions

A provision is recognised if, as a result of a past event, the Company has a present legal or constructive obligation that can be estimated reliably, and it is probable that an outflow of economic benefits will be required to settle the obligation. Provisions are determined by discounting the expected future cash flows at a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the liability. The unwinding of the discount is recognised as finance cost.

A provision for restructuring is recognised when the Company has approved a detailed and formal restructuring plan, and the restructuring either has commenced or has been announced publicly. Future operating losses are not provided for.

Contingent liabilities

A contingent liability is a possible obligation that arises from past events and whose existence will be confirmed only by the occurrence or non-occurrence of one or more uncertain future events not wholly within the control of the company, or a present obligation that arises from past events but is not recognised because it is not probable that an outflow of resources embodying economic benefits will be required to settle the obligation; or the amount of the obligation cannot be measured with sufficient reliability.

Contingent liabilities are only disclosed and not recognised as liabilities in the statement of financial position. If the likelihood of an outflow of resources is remote, the possible obligation is neither a provision nor a contingent liability and no disclosure is made.

(j)	Revenue

Revenue from the sale of goods in the course of ordinary activities is measured at the fair value of the consideration received or receivable, net of value added tax, excise duties, sales returns, trade discounts and volume rebates. Revenue is recognised when persuasive evidence exists that the significant risks and rewards of ownership have been transferred to the buyer, recovery of the consideration is probable and there is no continuing management involvement with the goods and the amount of revenue can be measured reliably.

If it is probable that discounts will be granted and the amount can be measured reliably, then the discount is recognised as a reduction of revenue as the sales are recognised.

(k)	Government grants

Government grants that compensate the Company for expenses incurred are recognised in profit or loss as a reduction to cost of sales in the periods in which the expenses are recognised if the Company will comply with the condition attaching to them and it is probable that the grants will be received from the government.

64    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

(l)	Finance income and finance costs

Finance income comprises interest income on funds invested, gains on the disposal of available-for-sale financial assets. Finance income is recognised as it accrues in profit or loss, using the effective interest method.

Finance costs comprise interest expense on borrowings, unwinding of the discount on provisions, interest expense on factoring of trade receivables recognised on financial assets except finance costs that are directly attributable to the acquisition, construction or production of a qualifying asset which are capitalised as part of the related assets, are recognised in profit or loss using the effective interest method.

Foreign currency gains and losses are reported on a net basis as either finance income or finance cost depending on whether foreign currency movements are in a net gain or net loss position.

(m)	Income and deferred tax

Income tax expense comprises current and deferred tax. Current tax and deferred tax are recognised in profit or loss except to the extent that it relates to a business combination, or items recognised directly in equity or in other comprehensive income.

Current tax is the expected tax payable or receivable on the taxable income or loss for the year, using tax rates statutorily enacted at the reporting date, and any adjustment to tax payable in respect of previous years.

Deferred tax is recognised in profit or loss account except to the extent that it relates to a transaction that is recognised directly in equity. A deferred tax asset is recognised only to the extent that it is probable that future taxable profits will be available against which the amount will be utilised. Deferred tax assets are reduced to the extent that it is no longer probable that the related tax benefit will be realised.

Deferred tax is measured at the tax rates that are expected to be applied to temporary differences when they reverse, based on the laws that have been enacted or substantively enacted by the reporting date. Deferred tax assets and liabilities are offset if there is a legally enforceable right to offset current tax liabilities and assets, and they relate to income taxes levied by the same tax authority on the same taxable entity, or on different tax entities, but they intend to settle current tax liabilities and assets on a net basis or their tax assets and liabilities will be realised simultaneously.

Deferred tax is recognised in respect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for taxation purposes. Deferred tax is not recognised for the following temporary differences:

i.	the initial recognition of assets or liabilities in a transaction that is not a business combination and that affects neither accounting nor taxable profit or loss

ii.	differences relating to investments in subsidiaries and jointly controlled entities to the extent that it is probable that they will not reverse in the foreseeable future

iii.	temporary differences arising on the initial recognition of goodwill.

(n)	Earnings per share

The Company presents basic and diluted earnings per share (EPS) data for its ordinary shares. Basic EPS is calculated by dividing the profit or loss attributable to ordinary shareholders of the Company by the weighted average number of ordinary shares outstanding during the period, adjusted for own shares held. Diluted EPS is determined by adjusting the profit or loss attributable to ordinary shareholders and the weighted average number of ordinary shares outstanding, adjusted for own shares held, for the effects of all dilutive potential ordinary shares.

(o)	Statement of cashflows

The statement of cash flows is prepared using the indirect method. Changes in statement of financial position items that have not resulted in cash flows such as translation differences, fair value changes, equity-settled share-based payments and other non-cash items, have been eliminated for the purpose of preparing the statement. Dividends paid to ordinary shareholders are included in financing activities. Finance cost paid is also included in financing activities while finance income received is included in investing activities.

Guinness Nigeria Plc Annual Report & Financial Statements 2014    65

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

(p)	Operating segments

Operating segments are reported in a manner consistent with the internal reporting provided to the chief operating decision maker. The chief operating decision maker who is responsible for allocating resources and assessing performance of the operating segments, has been identified as the Guinness Leadership Team.

Segment information is required to be presented in respect of the Company’s business and geographical segment, where applicable. The Company’s primary format for segment reporting is based on geographical segments. The geographical segments are determined by management based on the Company’s internal reporting structure. Segment results, assets and liabilities include items directly attributable to a segment as well as those that can be allocated on a reasonable basis,

Where applicable, segment results that are reported include items directly attributable to a segment as well as those that can be allocated on a reasonable basis.

(q)	New standards and interpretations not yet adopted

A number of new standards, amendments to standards and interpretations are effective for annual periods beginning after 1 January 2014, and have not been applied in preparing these financial statements. Those which may be relevant to the Company are as follows:

IFRS 9 – Financial instruments (effective for the financial statements for the year ending 30 June 2019) removes the multiple classification and measurement models for financial assets required by IAS 39 – Financial Instruments: Recognition and measurement and introduces a model that has only two classification categories: amortised cost and fair value. Classification is determined by the business model used to manage the financial assets and the contractual cash flow characteristics of the financial assets.

The accounting and presentation of financial liabilities and for derecognising financial instruments has been transferred from IAS 39 without any significant changes. The amendment to IFRS 7 – Financial instruments: Disclosures requires additional disclosures on transition from IAS 39 to IFRS 9.

IAS 32 Financial Instruments: Presentation (effective for the financial statements for the year ending 30 June 2015), which is expected to clarify the offsetting criteria for financial assets and liabilities.

IFRIC 21 – Levies (effective for the financial statements for the year ending 30 June 2015), which is expected to impact the recognition of liabilities for levies

The extent of the impact has not been determined and the Company does not plan to adopt these standards early.

8.	Revenue

	2014 N’000	2013 N’000

Nigeria	106,893,928	119,585,317
Export	2,308,192	2,878,221

	109,202,120	122,463,538

Nigeria is the Company’s primary geographical segment as over 95% of the Company’s revenue is earned from sales in Nigeria. All of the Company’s revenue is derived from sale of similar products with similar risks and returns. Additionally, none of the Company’s customers accounts for more than ten percent of the Company’s total revenue. Accordingly, no further business or geographical segment information is reported.

9.	Other income

	2014 N’000	2013 N’000

Other income
Operating lease income (Note 15(c))	562,555	580,819
Sale of scraps	171,791	210,528
Gain on disposal of property, plant and equipment	—	24,158

	734,346	815,505

66    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

10.	Finance income and finance costs

(a)	Finance income comprises the following

	2014 N’000	2013 N’000

Interest income on bank deposits	314,324	196,527
Other interest income	5,417	4,658

	319,741	201,185

(b)	Finance costs comprises the following:

	2014 N’000	2013 N’000

Finance expense on loans and borrowings	2,278,492	1,589,921
Interest expense on overdraft	1,457,830	1,365,697
Unwinding of discount on employee benefits	345,163	319,277
Other interest expense	487,936	769,020
Net loss on foreign exchange transactions	192,138	82,011

	4,761,559	4,125,926

In prior year, the Company classified unwinding of discount on its obligation for long-term employee benefits as part of administrative expenses. Management believes it is more appropriate to classify the unwinding of discount as part of finance cost. Accordingly, current year unwinding of discount on long term employee benefits has been included in finance costs and the prior year comparative has been reclassified.

11.	Profit before taxation

(a)	Profit before taxation is stated after charging/(crediting):

	2014 N’000	2013 N’000

Depreciation of property, plant and equipment (Note 15(a))	10,525,929	9,995,054
Impairment of property, plant and equipment	—	127,339
Write-off of property plant and equipment	333,775	957,100
Amortisation of intangible assets (Note 16(a))	94,433	102,609
Auditors’ remuneration	33,470	31,575
Personnel expenses (Note 12(a))	9,527,408	8,899,803
Directors’ remuneration (Note (b))	219,096	184,382
Loss/(gain) on property, plant and equipment disposed	67,223	(24,158)
Lease rental expenses (Note 30)	3,526,638	3,870,250
Royalty and technical service fees (Note 32)	2,260,167	2,639,972

(b)	Directors’ remuneration

Remuneration, excluding certain benefits of directors of the Company, who discharged their duties mainly in Nigeria, is as follows:

	2014 N’000	2013 N’000

Fees paid to non executive directors	10,204	8,572
Fees and remuneration paid to the chairman	24,210	22,476
Remuneration paid to executive directors	184,682	153,334

	219,096	184,382

The remuneration (excluding pension contributions and certain benefits) of the highest paid director amounted to N105.1 million (2013: N89.2 million).

Guinness Nigeria Plc Annual Report & Financial Statements 2014    67

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

The table below shows the number of Directors of the Company (excluding the Chairman) whose remuneration excluding certain benefits, gratuity and pension contributions (in respect of services to the Company) fell within the bands shown below:

	2014 Number	2013 Number

N1,000,001 – N2,000,000	1	5
N2,000,001 – N3,000,000	4	—
N30,000,000 and above	2	2

	7	7

(c)	Analysis of expenses by nature

	2014	2013
	N’000	N’000

Raw materials and consumables	34,840,325	43,620,113
Freight	13,455,762	12,239,981
Advertising and promotion	9,938,508	11,289,354
Employee benefits	9,527,408	8,899,803
Depreciation	10,525,929	9,995,054
Amortisation	94,433	102,609
Lease rental expenses	3,526,638	3,870,250
Royalty and technical service fees	2,260,167	2,639,972
Repairs and maintenance	2,407,565	2,751,999
Travel and entertainment	1,965,996	2,211,968
Others	5,270,357	4,724,324

Total cost of sales, marketing and distribution, and administrative expenses	93,813,088	102,345,427

12.	Personnel expenses

(a)	Personnel expenses including the provision for gratuity liabilities and other long term employee benefits comprise:

	2014 N’000	2013 N’000

Salaries, wages and allowances	8,427,251	7,730,644
Contributions to defined contribution plans	986,455	848,001
Share based payments expenses (Note 26)	75,809	88,821
Charge for other long term employee benefits	37,893	232,337

	9,527,408	8,899,803

(b)	The average number of persons employed as at 30 June are:

	2014 Number	2013 Number

Operations and technical	747	769
Sales and distribution	466	477
Commercial	72	104
Corporate affairs and human resources	60	58
Marketing	23	25

	1,368	1,433

68    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

(c)	Number of employees of the Company as at 30 June, whose duties were wholly or mainly discharged in Nigeria, received annual remuneration (excluding pension contributions and certain benefits) in the following ranges:

	2014 Number	2013 Number

N500,000 and below	—	19
N500,001 – N1,000,000	—	47
N1,000,001 – N1,500,000	15	89
N1,500,001 – N2,000,000	84	104
N2,000,001 – N2,500,000	52	54
N2,500,001 – N3,000,000	60	76
N3,000,001 – N3,500,000	125	237
N3,500,001 – N4,000,000	154	159
N4,000,001 – N4,500,000	134	100
N4,500,001 – N5,000,000	117	104
N5,000,001 – N5,500,000	99	73
N5,500,001 – N6,000,000	84	61
N6,000,001 – N6,500,000	71	53
N6,500,001 – N7,000,000	54	39
N7,000,001 – N7,500,000	42	33
N7,500,001 – N8,000,000	32	20
N8,000,001 – N8,500,000	26	15
N8,500,001 – N9,000,000	25	18
N9,000,001 – N9,500,000	21	15
N9,500,001 – N10,000,000	21	11
N10,000,001 and above	152	106

	1,368	1,433

13.	Taxation

The tax charge for the year has been computed after adjusting for certain items of expenditure and income, which are not deductible or chargeable for tax purposes, and comprises:

(a)	Amounts recognised in profit or loss

	2014 N’000	2013 N’000
Current tax expense:
Income tax	1,395,224	3,450,000
Tertiary education tax	379,813	512,165
Capital gains tax	—	993
Effect of pioneer status on preceding periods (Note (b))	(304,133)
Prior year under charge	—	93,165

	1,470,904	4,056,323

Deferred tax expense:
Origination and reversal of temporary differences	637,176	1,088,826

	2,108,080	5,145,149

(b)	Tax recognised in other comprehensive income

	2014 N’000	2013 N’000

Defined benefit obligation actuarial loss	(33,408)	(35,902)

Guinness Nigeria Plc Annual Report & Financial Statements 2014    69

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

(c)	In September 2013, the Nigerian Investment Promotion Council (NIPC) granted the Company a pioneer status for a five year period with respect to the Company’s production of Malta Guinness Low Sugar.

The effective commencement production date was certified by the Industrial Inspectorate Department of the Federal Ministry of Commerce and Industry as 1 May 2012. In accordance with the provisions of the Industrial Development (Income Tax Relief) Act, the Company’s profit attributable to the pioneer line of business is therefore not liable to income taxes for the duration of the pioneer period.

The company income tax for the fourteen month period (1 May 2012 - 30 June 2013) has been re-estimated in current year and adjusted accordingly. The impact of the change in estimate amounts to a credit of N304.1 million in the current year’s income statement.

(d)	Reconciliation of effective tax rate

	2014 N’000	2013 N’000

Profit before income taxation	11,681,560	17,008,875

Income tax using the statutory tax rate (30%)	3,504,468	5,102,663
Adjusted for:
Impact of tertiary education tax and capital gains tax	379,813	513,158
Effect of tax incentives and exempted income	(1,984,527)	(765,293)
Non-deductible expenses	208,326	201,456
Adjustment for prior periods	—	93,165

Total income tax expense in profit or loss	2,108,080	5,145,149

(e)	Movement in current tax liability

	2014 N’000	2013 N’000

Balance at 1 July	4,050,356	5,189,181
Payments during the year	(3,902,176)	(5,191,667)
Charge for the year (Note (a))	1,470,904	4,056,323
Withholding tax credit notes utilised	(33,764)	(3,481)

Balance at 30 June	1,585,320	4,050,356

14.	Earnings and declared dividend per share

(a)	Basic and diluted earnings per share

Basic earnings per share of 636 kobo (2013: 793 kobo) is based on the profit attributable to ordinary shareholders of N9,573,480,000 (2013: N11,863,726,000) and on the 1,505,888,188 ordinary shares of 50 kobo each, being the weighted average number of ordinary shares in issue during the year (2013: 1,495,567,298) calculated as follows:

	2014	2013

Weighted average number of ordinary shares
Issued ordinary shares at 1 July	1,505,888,188	1,474,925,519
Effect of shares issued during the year	—	20,641,779

Weighted average number of ordinary shares during the year	1,505,888,188	1,495,567,298

There were no potential dilutive ordinary shares during the year, consequently, basic earnings per share equals diluted earnings per share.

(b)	Declared dividend per share

Dividend declared per share of 700 kobo (2013: 800 kobo) is based on total declared dividend of N10,514,217,000 (2013: N11,799,404,000) on 1,505,888,188 ordinary shares of 50 kobo each, being the ordinary shares in issue at the date the dividend was declared (2013: 1,505,888,188).

70    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

15.	Property, plant and equipment

(a)	The movement on these accounts during the year was as follows:

	Leasehold Land	Buildings	Plant and Machinery	Furniture and Equipment	Motor Vehicles	Returnable packaging materials	Capital work-in- progress	Total
	N’000	N’000	N’000	N’000	N’000	N’000	N’000	N’000

Cost
At 1 July 2013	636,291	19,141,123	73,968,242	1,418,372	5,846,325	24,509,844	8,022,670	133,542,867
Additions	—	—	1,385,068	—	7,110	195,451	11,924,679	13,512,308
Transfers	—	1,473,895	12,207,722	12,504	693,298	5,052,386	(19,439,805)	—
Write-offs	—	—	(41,444)	(1,434)	(108,014)	(1,326,652)	—	(1,477,544)
Disposals	—	—	(212,837)	—	(57,767)	(1,142,618)	—	(1,413,222)

At 30 June 2014	636,291	20,615,018	87,306,751	1,429,442	6,380,952	27,288,411	507,544	144,164,409

Depreciation and impairment
At 1 July 2013	82,365	1,892,313	26,598,209	926,774	3,394,382	12,535,972	—	45,430,015
Charge for the year	12,726	411,749	5,514,209	272,379	1,079,646	3,235,220	—	10,525,929
Write-offs	—	—	(27,034)	(1,065)	(102,603)	(1,013,067)	—	(1,143,769)
Disposals	—	—	(211,557)	—	(48,107)	(1,071,507)	—	(1,331,171)

At 30 June 2014	95,091	2,304,062	31,873,827	1,198,088	4,323,318	13,686,618	—	53,481,004

Carrying amount
At 30 June 2013	553,926	17,248,810	47,370,033	491,598	2,451,943	11,973,872	8,022,670	88,112,852

At 30 June 2014	541,200	18,310,956	55,432,924	231,354	2,057,634	13,601,793	507,544	90,683,405

(b)	Included in property, plant and equipment are assets purchased under finance lease arrangements as follows:

	Motor vehicles	Plant and machinery	Total
	N’000	N’000	N’000

Cost	2,665,356	13,722,422	16,387,778
Accumulated depreciation	(2,005,121)	(3,792,125)	(5,797,246)

Net book value	660,235	9,930,297	10,590,532

The leased assets secures the finance lease obligations (Note 24(d)).

Guinness Nigeria Plc Annual Report & Financial Statements 2014    71

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

(c)	Included in property, plant and equipment are plant and machinery and motor vehicles, which the Company has leased out to third parties under operating lease arrangements. The cost of these assets was N2,794 million (2013: N2,650 million) with corresponding accumulated depreciation charges of N2,319 million (2013: N1,841 million).

(d)	Capital work-in-progress

Additions to capital work-in-progress during the year is analysed as follows:

	2014	2013
	N’000	N’000

Plant and machinery	11,828,980	13,541,200
Buildings	95,699	2,931,597

	11,924,679	16,472,797

During the year, the borrowing costs amounting to N467.9 million (2013: N469.13 million relating to the acquisition plant and machinery, was capitalised with a capitalisation rate of 17.04% (2013: 22.78%).

(e)	Included in property, plant and equipment are assets purchased during the year amounting to N1,633 million that had not been paid for, which are included in creditors and accruals (2013: N3,228 million).

(f)	Capital expenditure commitments at the year end authorised by the board of directors comprise:

	2014 N’000	2013 N’000

Contracted	1,608,974	3,518,881
Not Contracted	14,239,929	11,313,467

	15,848,903	14,832,348

16.	Intangible assets

(a)	The movement on this account during the year was as follows:

Computer software N’000

Cost
Balance at 1 July 2013	2,089,123
Additions	123,800

Balance at 30 June 2014	2,212,923

Amortisation
Balance at 1 July 2013	1,510,352
Charge for the year	94,433

Balance at 30 June 2014	1,604,785

Carrying amount
At 30 June 2013	578,771

At 30 June 2014	608,138

(b)	The amortisation charge of all intangible assets is included in administrative expenses.

72    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

17.	Other receivables

Non-current other receivables represent the long term portion of loans granted to employees of the Company. No interest is charged on these loans.

The loans are secured by the employees’ retirement benefits. The current portion of other receivables is included in Trade and other receivables reported in current assets.

18.	Prepayments

(a)	Non current prepayments mainly represent the long-term portion of rental expenses prepaid by the Company.

(b)	Current prepayments comprise:

	2014 N’000	2013 N’000

Prepaid rent	379,198	355,813
Prepaid advertising expense	388,388	132,829
Other prepaid expenses	1,094,389	1,021,887

	1,861,975	1,510,529

19.	Inventories

	2014 N’000	2013 N’000

Finished products	4,929,607	2,166,660
Products in process	1,270,493	1,124,622
Raw materials and packaging materials	6,039,501	5,805,227
Engineering spares	562,575	1,148,031
Inventory in transit	667,072	2,155,562

	13,469,248	12,400,102

The value of raw and packaging materials, spare parts, changes in finished products and products in process recognised in cost of sales during the year amounted to N34.84 billion (2013: NN43.62 billion).

During the year, impairment of inventory amounted to N733.94 million (2013: N235.22 million). This impairment is included in cost of sales.

20.	Trade and other receivables

	2014 N’000	2013 N’000

Trade receivables	15,491,921	9,066,066
Other receivables	3,329,543	5,141,773
Due from related parties (Note 32)	396,772	930,910

	19,218,236	15,138,749

Included in other receivables is an amount of N60.4 million (2013: N9.2 million) which represents finance income receivable. The Company’s exposure to credit and market risks as well as impairment losses related to trade and other receivables is disclosed in Note 29.

Guinness Nigeria Plc Annual Report & Financial Statements 2014    73

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

21.	Cash and cash equivalents

	2014 N’000	2013 N’000

Bank balances	3,061,648	1,507,947
Short-term deposits	3,228,934	1,681,292

Cash and cash equivalents	6,290,582	3,189,239
Bank overdrafts	(4,680,225)	(3,747,585)

Cash and cash equivalents in the statement of cash flows	1,610,357	(558,346)

Included in cash and bank balances are unclaimed dividends amounting to N3,200 million (2013: N1,652 million) held in a separate bank account in accordance with guidelines issued by the Securities and Exchange Commission (SEC). Under the SEC guidelines, these amounts are restricted from use by the Company.

22.	Share capital and reserves

(a)	Authorised ordinary shares of 50k each

in thousands of shares	2014	2013

At 30 June	2,500,000	2,500,000

(b)	Issued and fully paid-up ordinary shares of 50k each

in thousands of shares	2014	2013

At 1 July	1,505,889	1,474,926
Issued during the year	—	30,963

At 30 June	1,505,889	1,505,889

In the previous year, thirty one (31) million ordinary shares were issued to existing shareholders in respect of scrip dividends declared. The total value of shares issued amounted to N15.5 million with an amount of N7,416 million recognised as share premium.

All shares rank equally with regard to the Company’s residual assets. The holders of ordinary shares are entitled to receive dividends as declared from time to time, and are entitled to one vote per share at meetings of the Company.

(c)	Share based payment reserve

The share based payment reserve comprises the cumulative weighted average fair value of executive share option and executive share award plans granted by Diageo Plc to Directors and employees of the Company which have not vested at year end.

74    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

23.	Dividends

(a)	Declared dividends

The following dividends were declared and paid by the Company during the year:

	2014 N’000	2013 N’000

700k per qualifying ordinary share (2013: 800k)	10,541,217	11,799,404

After the respective reporting dates, the following dividends were proposed by the directors. The dividends have not been provided for and there are no income tax consequences.

	2014 N’000	2013 N’000

320k per qualifying ordinary share (2013: 700k)	4,818,842	10,541,217

(b)	Dividend payable

At 1 July	4,486,743	4,452,710
Declared dividend	10,541,217	11,799,404
Unclaimed dividend transferred to retained earnings	(68,293)	(59,731)
Scrip dividends issued during the year	—	(7,431,040)
Payments during the year	(10,849,192)	(4,274,600)

At 30 June	4,110,475	4,486,743

(c)	As at 30 June 2014, N0.91 billion (2013: N2.84 billion) of the total dividend payable is held with the Company’s registrar, Veritas Registrars Nigeria Limited. The balance of N3.2 billion (2013: N1.65 billion) represents unclaimed dividends, which have been returned to the Company by its Registrar and are held in separate interest yielding bank accounts in line with SEC guidelines.

24.	Loans and borrowings

(a)	Loans and borrowings comprise:

	2014 N’000	2013 N’000

Non-current liabilities
Unsecured term loans (Note (i))	21,599,983	—
Finance lease liabilities	5,830,002	8,796,183

	27,429,985	8,796,183

Current liabilities
Loan from related party (Note (ii))	—	5,380,758
Term loan (Note (i))	52,368	—
Finance lease liabilities	3,096,514	3,176,301

	3,148,882	8,557,059

	30,578,867	17,353,242

Guinness Nigeria Plc Annual Report & Financial Statements 2014    75

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

(i)	During the year, the Company entered into loan agreements with some of its banks to fund capital expenditure. The loans have a maximum principal of N28 billion and maximum tenor of five (5) years inclusive of a two (2) year principal moratorium. The loans are unsecured.

(ii)	During the previous year, the Company entered into a loan agreement with Diageo Finance Plc. (a subsidiary of Diageo Plc.) to fund capital expenditure. The contractual terms of the loan specified a maximum principal amount up to N10 billion and was repayable on demand with a maximum tenor of five (5) years. During the year, the loan was fully repaid.

(b)	Movement in loans and borrowings

	2014 N’000	2013 N’000

At 1 July	17,353,242	11,785,536
Proceeds from loans and borrowings obtained during the year	23,061,385	8,104,277
Accrued finance costs	59,595	—
Repayments during the year	(9,895,355)	(2,536,571)

At 30 June	30,578,867	17,353,242

For more information about the Company’s exposure to interest rate, foreign currency and liquidity risks, see Note 29.

(c)	Terms and repayment schedule

Terms and conditions of the outstanding loans and borrowings were as follows:

	Nominal interest rate	Year of maturity	Carrying amount	Face value	Carrying amount	Face value
			2014 N’000	2014 N’000	2013 N’000	2013 N’000

Unsecured term loan 1 & 2	NIBOR –3.5%	2019	16,589,923	16,589,923	—	—
Unsecured term loan 3	NIBOR –2.5%	2019	5,010,060	5,010,060	—	—
Related party loan	NIBOR +1.5%	2018	—	—	5,380,758	5,380,758
Finance lease liabilities	11-15%	2013-2018	8,919,289	8,919,289	11,972,484	11,972,484

			30,519,272	30,519,272	17,353,242	17,353,242

(d)	Finance lease liabilities

Finance lease liabilities are payable as follows:

	Present value of minimum lease payments 2014 N’000	Interest 2014 N’000	Future minimum lease payments 2014 N’000	Present value of minimum lease payments 2013 N’000	Interest 2013 N’000	Future minimum lease payments 2013 N’000

Less than one year	3,089,287	959,523	4,048,810	3,176,301	1,561,265	4,737,566
Between 1-2 years	4,737,817	556,499	5,294,316	3,045,956	1,105,580	4,151,536
Between 2-3 years	718,734	78,853	797,587	4,710,417	647,640	5,358,057
Between 3-4 years	373,451	16,733	390,184	678,986	82,430	761,416
More than 4 years	—	—	—	360,824	14,061	374,885

	8,919,289	1,611,608	10,530,897	11,972,484	3,410,976	15,383,460

The finance lease liabilities are secured by legal ownership of the leased assets (Note 15(c)).

76    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

25.	Employee benefits

	2014 N’000	2013 N’000

Present value of gratuity obligation (Note (a))	2,068,945	2,079,061
Present value of long service awards benefit obligation (Note (b)).	959,706	915,496

	3,028,651	2,994,557

(a)	Movement in the present value of the defined benefit gratuity obligation

Defined benefit obligations at 1 July	2,079,061	2,113,704
Benefits paid by the plan	(353,833)	(372,052)
Interest expense on obligation	232,359	217,737
Actuarial losses in other comprehensive income	111,358	119,672

	2,068,945	2,079,061

Defined benefit expense recognised in the income statement for defined benefit obligation:

	2014 N’000	2013 N’000

Current service costs (Note (i))	—	—
Interest on obligation	232,359	217,737

	232,359	217,737

(i)	The defined benefit gratuity obligation was discontinued and frozen with effect from 31 December 2008. Consequently, there are no current service costs (2013: Nil).

(b)	Movement in the present value of the long service awards benefit plan during year was as follows:

	2014 N’000	2013 N’000

Defined benefit obligations at 1 July	915,496	669,105
Charge for the year	150,697	333,877
Benefits paid by the plan	(106,487)	(87,486)

Defined benefit obligations at 30 June	959,706	915,496

Defined benefit expense recognised in the income statement for long service award benefit obligation:

	2014 N’000	2013 N’000

Current service costs	223,346	205,052
Actuarial (gains)/losses	(185,453)	27,285
Interest on obligation	112,804	101,540

	150,697	333,877

Guinness Nigeria Plc Annual Report & Financial Statements 2014    77

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

(c)	Movement in the defined contribution gratuity plan during year was as follows:

	2014 N’000	2013 N’000

At 1 July	—	—
Charge for the year	459,016	382,973
Payments	(459,016)	(382,973)

At 30 June	—	—

(d)	Pension payable

The balance on the pension payable account represents the amount due to the Pension Fund Administrators which is yet to be remitted at the year end. The movement on this account during the year was as follows:

	2014 N’000	2013 N’000

At 1 July	187	136
Charge for the year	1,058,548	897,696
Payments during the year	(1,058,646)	(897,645)

At 30 June	89	187

Pension payable is recognised as part of trade and other payables.

(e)	Actuarial gains and losses are recognised in other comprehensive income

	2014 N’000	2013 N’000

At 1 July	(501,572)	(417,802)
Losses recognised during the year	(111,358)	(119,672)
Tax charge	33,408	35,902

At 30 June	(579,522)	(501,572)

78    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

(f)	Actuarial assumptions

Principal actuarial assumptions at the reporting date (expressed as weighted averages):

	2014	2013

Long term average discount rate (p.a.)	13%	14%
Notional interest rate on accrued gratuity (p.a.)	5%	5%
Average pay increase (p.a.)	11%	12%
Average rate of inflation (p.a.)	8%	10%
Average length of service for current employees (years)	9.06	8.23

These assumptions depict management’s estimate of the likely future experience of the Company.

Due to unavailability of published reliable demographic data in Nigeria, the demographic assumptions regarding future mortality are based on the rates published jointly by the Institute and Faculty of Actuaries in the United Kingdom (UK) as follows:

	2014	2013
Mortality in service
Sample age	Number of deaths in year out of 10,000 lives

25	7	7
30	7	7
35	9	9
40	14	14
45	26	26

Withdrawal from service
Age band	Rate	Rate

1 - 30	12.0%	10.0%
31 - 39	10.0%	7.5%
40 - 44	5.5%	5.0%
45 - 50	5.5%	3.5%
51 - 55	5.5%	2.5%

(g)	Sensitivity analysis

Below is the sensitivity analysis of the principal actuarial assumptions adopted in determining the employee benefit liabilities:

		Gratuity N’000	Long service awards N’000	Net periodic benefit cost N’000

Discount rate	-1%	(63,519)	47,167	10,837
	+1%	68,093	(43,180)	(11,472)
Inflation rate	+1%	—	8,123	2,281
	-1%	—	(7,527)	(2,094)
Salary increase	+1%	—	44,018	11,336
	-1%	—	(40,921)	(10,468)
Mortality improvement	+10%	3,497	1,552	814
	-10%	(3,489)	(1,549)	(812)

(h)	Historical information

	2014 N’000	2013 N’000

Present value of defined benefit obligation	2,068,945	2,079,061

Experience adjustments arising on plan liabilities	11,130	(60,429)

Guinness Nigeria Plc Annual Report & Financial Statements 2014    79

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

26.	Share based payments

(a)	Diageo Plc, has a number of executive share option and share award plans for directors and key management staff including directors and employees of Guinness Nigeria. A recharge arrangement exists between Diageo Plc and Guinness Nigeria Plc whereby vested share awards/options delivered to employees by Diageo Plc are recharged to Guinness Nigeria Plc. The recharge transaction is recognised as an intercompany liability with a corresponding adjustment in the share-based payment reserve for the capital contribution recognised in respect of the share based payment.

The Company has a share appreciation rights scheme for senior management and employees under which employees are granted the right to receive, at the date the rights are exercised, cash equal to the appreciation in the Company’s share price since the grant date. All of the rights vest 3 years after the grant date. The rights have a contractual life of 10 years.

The employee benefit expense recognised in respect of equity and cash settled share based payments is as follows:

	2014 N’000	2013 N’000

Equity-settled share based payment transactions
Executive share option plans	69,404	73,322
Executive share award plans	34,061	3,236

	103,465	76,558

Cash-settled share based payment transactions
Expense arising from SARS	—	—
Effect of changes in the fair value of SARs	(27,656)	12,263

	(27,656)	12,263

Total expense recognised as employee costs	75,809	88,821

The principal executive share awards/options are as follows:

•	Diageo executive long term incentive plan (DELTIP)

Awards made to executives under the plan are in the form of shares and share options at the market value at the time of grant. Share awards vest/are released on the third anniversary of the grant date. Share options granted under this scheme may normally be exercised between three and ten years after the grant date. There are no performance conditions to be satisfied.

80    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

•	Performance share plan (PSP)

Under the PSP, share awards can take a number of different forms. No payment is made for awards. To date, participants have been granted conditional rights to receive shares. Awards normally vest after a three-year period, the ‘performance cycle’, subject to achievement of three equally weighted performance tests;

i)	a comparison of Diageo’s three-year total shareholder return (TSR) with a peer group of 17 companies including Diageo. The vesting range is 25% if Diageo’s TSR produces a median ranking compared with the TSR of the peer group companies, up to 100% if Diageo is ranked first, second or third in the peer group;

ii)	compound annual growth in organic net sales over three years;

iii)	total organic operating margin improvement over three years.

Targets for net sales and operating margin are set annually by the remuneration committee. The vesting range is 25% for achieving minimum performance targets, up to 100% for achieving the maximum target level. Re-testing of the performance condition is not permitted. Dividends are accrued on awards and are given to participants to the extent that the awards actually vest at the end of the performance cycle. Dividends can be paid in the form of cash or shares.

The calculation of the fair value of each share option/award used the Monte Carlo pricing model and the following weighted average assumptions:

	2014	2013

Risk free interest rate
Executive share options/awards	1.0%	0.3%
SARs	15.92%	15.92%

Expected life
Executive share options/awards	36 months	36 months
SARs	120 months	120 months

Dividend yield
Executive share options/awards	2.7%	2.7%
SARs	4.35%	4.35%

Weighted average share price
Executive share options/awards	1,970p	1,760p

Weighted average fair value of awards granted in the year
Executive share options/awards	1,147p	916p

Number of awards granted in the year
Executive share options/awards	167,752	85,320

Guinness Nigeria Plc Annual Report & Financial Statements 2014    81

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

During the year, there were no share appreciation rights awarded to employees of the Company (2013: Nil).

Transactions on share based payment transactions

During the year, there were no transactions on share appreciation rights. Transactions on the executive share options/awards were as follows:

	2014	2013
	Number of awards/options	Number of awards/options

Outstanding at 1 July	264,847	213,178
Granted	167,752	85,320
Exercised/awarded	(140,937)	(5,460)
Forfeited/expired/transferred	(11,013)	(28,191)

Outstanding at 30 June	280,649	264,847

At 30 June 2014, 275,655 (2013: 202,131) executive share options/awards were exercisable at a weighted average exercise price of 1,004 pence.

82    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

27.	Deferred tax liabilities

(a)	Recognised deferred tax assets and liabilities are attributable to the following:

	Assets		Liabilities		Net
	2014 N’000	2013 N’000	2014 N’000	2013 N’000	2014 N’000	2013 N’000

Property, plant and equipment	—	—	(15,687,894)	(14,846,596)	(15,687,894)	(14,846,596)
Employee benefits	908,596	898,367	—	—	908,596	898,367
Intangible assets	—	—	(148,288)	(173,633)	(148,288)	(173,633)
Unrealised exchange losses	149,959	175,552	—	—	149,959	175,552
Inventories	1,941,949	1,721,766	—	—	1,941,949	1,721,766
Other items	276,237	268,871	—	—	276,237	268,871

Net deferred tax liabilities					(12,559,441)	(11,955,673)

(b)	Movement in temporary differences during the year

	Balance 1 July 2013 N’000	Recognised in profit or loss N’000	Recognised in other comprehensive income N’000	Balance 30 June 2014 N’000

Property, plant and equipment	(14,846,596)	(841,298)	—	(15,687,894)
Employee benefits	898,367	(23,179)	33,408	908,596
Intangible assets	(173,633)	25,345	—	(148,288)
Unrealised exchange losses	175,552	(25,593)	—	149,959
Inventories	1,721,766	220,183	—	1,941,949
Other items	268,871	7,366	—	276,237

	(11,955,673)	(637,176)	33,408	(12,559,441)

There are no unrecognised deferred tax assets and liabilities at the end of the current and preceding year.

28.	Trade and other payables

	2014 N’000	2013 N’000

Trade payables	20,404,418	20,899,579
Other payables and accrued expenses	6,353,088	6,250,852
Amount due to related parties (Note 32)	3,966,071	3,282,923

	30,723,577	30,433,354

The Company’s exposure to currency and liquidity risk related to trade and other payables is disclosed in Note 29.

Guinness Nigeria Plc Annual Report & Financial Statements 2014    83

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

29.	Financial risk management and financial instruments

The Company has exposure to the following risks from its use of financial instruments:

•	Credit risk

•	Liquidity risk

•	Market risk

This note presents information about the Company’s exposure to each of the above risks, the Company’s objectives, policies and processes for measuring and managing risk, and the Company’s management of capital. Further quantitative disclosures are included throughout these financial statements.

Risk management framework

The risk management committee is responsible for developing and monitoring the Company’s risk management policies which are established to identify and analyse the risks faced by the Company, to set appropriate risk limit and controls, and monitor risks and adherence to limits.

Risk management policies and systems are reviewed regularly to reflect changes in market conditions and the Company’s activities.

The Company’s Audit Committee oversees how management monitors compliance with the Company’s risk management policies and procedures, and reviews the adequacy of the risk management framework in relation to the risks faced by the Company.

Internal Audit undertakes both regular and ad hoc reviews of risk management controls and procedures, the results of which are reported to the audit committee.

(a)	Credit risk

Credit risk is the risk of financial loss to the Company if a customer or counterparty to a financial instrument fails to meet its contractual obligations, and arises principally from the Company’s receivables from customers and other related parties.

Trade and other receivables

The Company’s exposure to credit risk is in relation to trade receivables is influenced mainly by the individual characteristics of each customer. The demographics of the Company’s customer base, including the default risk of the industry and customers’ operating environment, has an influence on credit risk.

The Company has established a credit policy under which each new customer is analysed individually for creditworthiness before the Company’s standard payment and delivery terms and conditions are offered. Credit limit are established for each customers, which represents the maximum open amount. These limits are reviewed periodically.

Other receivables includes employee debtors, related party receivables and other sundry receivables. The Company reviews amounts due in respect of other receivables on a periodic basis taking into consideration functions such as continued employment relationship/going concern status of the respective counterparties and its ability to offset amounts against balances due to these counterparties.

In monitoring customers credit risk, customers are classified according to their credit characteristics, including whether they are an individual, corporate and wholesale, geographic location, maturity and existence of previous difficulties. The Company establishes an allowance for impairment that represents its estimate of incurred losses in respect of trade and other receivables. The main component of this allowance are a specific loss component that relates to individually significant exposures. The collective loss allowance is determined based on historical date of payment statistics for similar financial assets.

84    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

The maximum exposure to credit risk for trade and other receivables and related impairment losses at the reporting date was:

	2014 N’000	2013 N’000

Trade receivables	16,144,891	9,643,927
Impairment	(652,970)	(577,861)

	15,491,921	9,066,066

Other receivables	3,566,091	5,493,296
Impairment	(210,978)	(319,912)

	3,355,113	5,173,384
Due from related parties	396,772	930,910

	19,243,806	15,170,360

Impairment losses

The aging of trade and other receivables and related impairment allowances for the Company at the reporting date was:

	Gross 2014 N’000	Impairment 2014 N’000	Gross 2013 N’000	Impairment 2013 N’000

Not past due	10,929,356	—	7,119,513	—
Past due 1 - 30 days	2,915,479	—	1,680,938	—
Past due 31 - 60 days	656,685	—	211,316	—
Past due 61 - 180 days	336,716	—	110,650	(15,219)
Past due by greater than 180 days	5,269,518	(863,948)	6,945,716	(882,554)

	20,107,754	(863,948)	16,068,133	(897,773)

The movement in the allowance for impairment in respect of trade and other receivables during the year was as follows:

	2014 N’000	2013 N’000

Balance at 1 July	(897,773)	(526,438)
Impairment loss reversed	33,825	—
Impairment loss recognised	—	(371,335)

Balance at 30 June	(863,948)	(897,773)

The impairment loss as at 30 June 2014 relates to trade and other receivables which in the Company’s assessment will not be recoverable from the counter parties mainly due to their economic circumstances. The Company believes that the unimpaired amounts past due are collectible, based on historic payment behaviour and extensive analyses of the underlying counter party’s credit ratings. Based on historic default rates, the Company believes that, apart from the above, no additional impairment allowance is necessary in respect of trade and other receivables past due. The impairment loss is included in administrative expenses.

Cash and cash equivalents

The Company held cash and cash equivalents of N6.29 billion as at 30 June 2014 (2013: N3.19 billion), which represents its maximum credit exposure on these assets. The cash and cash equivalents are held by financial institutions in Nigeria.

Guinness Nigeria Plc Annual Report & Financial Statements 2014    85

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

(b)	Liquidity risk

Liquidity risk is the risk that the Company will encounter difficulty in meeting the obligations associated with its financial liabilities that are settled by delivering cash or another financial asset. The Company’s approach to managing liquidity is to ensure, as far as possible, that it will always have sufficient liquidity to meet its liabilities when due, under both normal and stressed conditions, without incurring unacceptable losses or risking damage to the Company’s reputation.

The credit terms with customers and payment terms to its vendors are favorable to the Company in order to help provide sufficient cash on demand to meet expected operational expenses, including the servicing of financial obligations. This excludes the potential impact of extreme circumstances that cannot reasonably be predicted, such as natural disasters. In addition, the Company has overdraft facilities with its banks to enable it manage its liquidity risks. At year end, the Company had overdraft facilities amounting to N32.0 billion (2013: N39.5 billion). The following are the contractual maturities of financial liabilities, including estimated interest payments and excluding the impact of netting agreements.

		Contractual cash flows
	Carrying amount N’000	Total N’000	6 months or less N’000	6-12 months N’000	1-2 years N’000	2-5 years N’000

Non-derivative financial liabilities

30 June 2014
Unsecured term loans	21,599,983	30,460,365	1,373,770	1,352,230	5,002,338	22,732,027
Finance lease liabilities	8,926,516	10,530,897	2,024,405	2,024,405	5,294,316	1,187,771
Dividend payable	4,110,475	4,110,475	4,110,475	—	—	—
Trade and other payables	30,723,577	30,732,577	30,723,577	—	—	—
Bank overdraft	4,680,225	4,680,225	4,680,225	—	—	—

	70,040,776	80,505,539	42,912,452	3,376,635	10,296,654	23,919,798

30 June 2013
Finance lease liabilities	11,972,484	15,383,460	2,362,075	2,375,491	4,151,536	6,494,358
Unsecured intercompany loan	5,380,758	5,918,834	5,918,834	—	—	—
Dividend payable	4,486,743	4,486,743	4,486,743	—	—	—
Trade and other payables	30,433,354	30,433,354	30,433,354	—	—	—
Bank overdraft	3,747,585	3,747,585	3,747,585	—	—	—

	56,020,924	59,969,976	46,948,591	2,375,491	4,151,536	6,494,358

86    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

(c)	Market risk

Market risk is the risk that changes in market prices, such as foreign exchange rate, interest rates and equity prices will affect the Company’s income or the value of its holding of financial instruments. The objective of market risk management is to manage and control market risk exposure within acceptable parameters, while optimising the return on risk.

Currency risk

The Company is exposed to currency risk on sales and purchases and borrowings that are denominated in a currency other than the functional currency of the Company, primarily the Naira. The currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate due to the changes in foreign exchange rates. In managing currency risk, the Company aims to reduce the impact of short-term fluctuations on earnings. Although the Company has various measures to mitigate exposure to foreign exchange rate movement, over the longer term, however, permanent changes in exchange rates would have an impact on profit. The Company monitors the movement in the currency rates on an ongoing basis. The Company’s exposure to foreign currency risk was as follows based on notional amounts:

	GBP (£) 000	30-Jun-14 Euro (€) 000	US$ 000	GBP (£) 000	30-Jun-13 Euro (€) 000	US$ 000

Financial assets
Cash and cash equivalents	2,924	39	1,665	18	6	32
Trade and other receivables	682	—	541	—	—	299

	3,606	39	2,206	18	6	331

Financial liabilities
Trade and other payables	(2,800)	(333)	(7,260)	(174)	(1,327)	—

Net exposure	806	(294)	(5,054)	(156)	(1,321)	331

Guinness Nigeria Plc Annual Report & Financial Statements 2014    87

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

The following significant exchange rates applied during the year:

	Average rate		Reporting date spot rate
	2014	2013	2014	2013
	N	N	N	N

GBP (£) 1	252.44	243.51	264.56	236.76
Euro (€) 1	210.59	200.88	211.92	203.08
US$ 1	155.25	155.27	155.23	155.25

Sensitivity analysis on foreign currency rates

A five percent (5%) strengthening of the Naira, against the Euro, Dollar and GBP at 30 June would have increased (decreased) profit or loss by the amounts shown below. This analysis is based on foreign currency exchange rate variances that the Company considered to be reasonably possible at the end of the reporting period and has no impact on equity. The analysis assumes that all other variables, in particular interest rates, remain constant. The analysis is performed on the same basis for 2013, albeit that the reasonably possible foreign exchange rate variances were different, as indicated below.

Increase/(decrease) in profit or loss N’000

30-Jun-14
GBP (£)	(10,662)
Euro (€)	3,115
US$	39,227

30-Jun-13
GBP (£)	1,847
Euro (€)	13,413
US$	(2,569)

A weakening of the Naira against the above currencies would have had the equal but opposite effect on the above currencies to the amounts shown above, on the basis that all other variables remain constant.

(d)	Interest rate risk

At the reporting date the interest rate profile of the Company’s interest-bearing financial instruments was:

	2014 N’000	2013 N’000

Fixed rate instruments
Financial assets	3,228,934	1,681,292
Financial liabilities	(4,680,225)	(3,747,585)

	(1,451,291)	(2,066,293)

Variable rate instruments
Financial liabilities	30,578,867	17,353,242

The Company does not account for any fixed rate financial assets and liabilities at fair value through profit or loss. Therefore a change in interest rates at the end of the reporting period would not affect profit or loss.

88    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

Cash flow sensitivity analysis for variable rate instruments

At 30 June 2014, an increase/decrease in of one percentage (1%) point would have resulted in an decrease/increase in profit after tax of N132,239,718 (2013: N211,008,150). This analysis assumes that all other variables remain constant.

(e)	Operational risk

Operational risk is the risk of direct or indirect loss arising from a wide variety of causes associated with the Company’s processes, personnel, technology and infrastructure, and from external factors other than credit, market and liquidity risks such as those arising from legal and regulatory requirements and generally accepted standards of corporate behaviour. Operational risks arise from all of the Company’s operations.

The primary responsibility for the development and implementation of controls to address operational risk is assigned to management and the executive committee. This responsibility is supported by the development of overall Company standards for the management of operational risk in the following areas:

•	documentation of processes, controls and procedures

•	periodic assessment of operational risks and the adequacy of controls and procedures to address the risks identified by the risk management committee

•	training and professional development of employees

•	appropriate segregation of duties, including the independent authorisation of transactions

•	monitoring of compliance with regulatory and other legal requirements

•	requirements for reporting of operational losses and proposed remedial action

•	development of contingency plans for various actions

•	reconciliation and monitoring of transactions

•	development, communication and monitoring of ethical and acceptable business practices

•	risk mitigation, including insurance when this is effective

•	monitoring of business process performance and development and implementation of improvement mechanisms thereof

(f)	Capital management

The Board’s policy is to maintain a strong capital base so as to maintain investor, creditor and market confidence and to sustain future development of the business. The Board of Directors monitors the return on capital as well as the level of dividends to ordinary shareholders.

The Company considers the following components of its statement of financial position to be capital: borrowings, bank overdraft and equity.

The Company’s management is committed to enhancing shareholder value in the long term, both by investing in the businesses and brands so as to improve the return on investment and by managing the capital structure. The Company manages its capital structure to achieve capital efficiency, maximise flexibility and give the appropriate level of access to debt markets at attractive cost levels.

The Company regularly assesses its debts and equity capital levels against its stated policy for capital structure. The Company’s management monitors the return on capital, which the company defines as result from operating activities divided by total shareholder’s equity.

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Notes to the Financial Statements cont’d

for the year ended 30 June 2014

The Company’s debt to adjusted capital ratio at the end of the reporting period was as follows:

	2014	2013
	N’000	N’000

Total liabilities	87,266,556	75,021,510
Less: cash and cash equivalents	6,290,582	3,189,239

Net debt	80,975,974	71,832,271

Total equity	45,061,717	46,039,111

Debt to adjusted capital ratio:	1.80	1.56

There were no changes in the Company’s approach to capital management during the year.

(g)	Fair values

Fair values versus carrying amounts

The fair values of financial assets and liabilities which have been determined using level 2 hierarchy, together with the carrying amount shown in the statement of financial position, are as follows:

	30-Jun-14		30-Jun-13
	Carrying amount N’000	Fair value N’000	Carrying amount N’000	Fair value N’000

Assets measured at amortised cost
Other receivables (non-current)	25,570	23,780	31,611	29,398

Liabilities measured at amortised cost
Unsecured term loans	21,599,983	21,167,983	—	—
Finance lease liabilities	8,926,516	8,747,986	11,972,484	11,254,135
Loan from related party	—	—	5,380,758	5,057,913

	30,526,499	29,915,969	17,353,242	16,312,048

All financial instruments except finance lease liabilities and non-current other receivables are short term financial instruments. Accordingly, management believes that their fair values are not expected to be materially different from their carrying values.

The effective interest rate on finance lease liabilities is similar to interest rates prevailing in the market thus the carrying amount is of the finance lease liability is not expected to be materially different from the carrying value.

30.	Operating leases

(a)	Leases as lessee

The Company leases a number of offices, warehouse and factory facilities under operating leases. During the year an amount of N1,027 million was recognised as an expense in profit or loss in respect of these leases (2013: N990 million). Lease rentals are paid upfront and included in prepayments and amortised to the profit and loss over the life of the lease.

The Company also leases trucks from a transporter for distribution of its products under operating leases. During the year, an amount of N2.50 billion (2013: N2.88 billion) was paid as lease rental in respect of this lease. At year end, minimum lease payments under operating lease rental commitments are payable as follows:

	2014 N’000	2013 N’000

Less than one year	—	2,618,000

90    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Notes to the Financial Statements cont’d

for the year ended 30 June 2014

(b)	Leases as lessor

The Company leases some of its plant and machinery and motor vehicles to third parties under operating lease arrangements. Income from these operating lease arrangements during the year was N563 million (2013: N581 million). At year end, minimum lease payments under operating lease rental commitments are receivable as follows:

	2014 N’000	2013 N’000

Less than one year	530,000	560,000
Between one and two years	560,000	540,000
Between two and three years	560,000	540,000
Between three and four years	560,000	540,000

	2,210,000	2,180,000

31.	Contingencies

(a)	Guarantee and contingent liabilities

Contingent liabilities at the reporting date arising in the ordinary course of business out of guarantees, amounted to N4,070 million (2013: N4,049 million). In the opinion of the Directors, no material loss is expected to arise from these guarantees.

(b)	Pending litigation and claims

The Company is subject to various claims and other liabilities arising in the normal course of business. The contingent liabilities in respect of pending litigation and other liabilities amounted to N2,285 million as at 30 June 2014 (2013: N1,321 million). In the opinion of the Directors and based on legal advice, no material loss is expected to arise from these claims.

(c)	Financial commitments

The Directors are of the opinion that all known liabilities and commitments, which are relevant in assessing the state of affairs of the Company, have been taken into consideration in the preparation of these financial statements.

32.	Related parties

Parent and ultimate controlling entity

Related parties include the parent company, Diageo Plc. and Diageo group entities. Directors, their close family members and any employee who is able to exert a significant influence on the operating policies of the Company are considered as related parties. Key management personnel are also regarded as related parties. Key management personnel are those persons having authority and responsibility for planning, directing and controlling the activities of the entity, directly or indirectly, including any director (whether executive or otherwise) of that entity.

As at 30 June 2014, Guinness Overseas Limited and Atalantaf Limited owned 46.48% (2013: 46.48%) and 7.84% (2013: 7.84%) respectively of the issued share capital of the Company.

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Notes to the Financial Statements cont’d

for the year ended 30 June 2014

Transactions with related parties

The Company has transactions with its parent and other related parties who are related by virtue of being members of the Diageo group. The total amounts due to related parties by nature of the transaction are shown below:

	Transaction value		Balance due (to)/from
	2014 N’000	2013 N’000	2014 N’000	2013 N’000

Purchases and other services
Parent	(125,549)	(134,217)	(337,635)	(120,557)
Other related parties	(17,713,340)	(23,439,952)	(1,891,862)	(2,407,154)

Technical service fees and royalties
Other related parties	(2,260,167)	(2,639,972)	(1,736,574)	(755,212)

			(3,966,071)	(3,282,923)

Sales and other services
Parent	120,427	38,904	38,072	6,829
Other related parties	2,946,417	4,045,841	358,700	924,081

			396,772	930,910

Related party loan and finance costs	(6,805,283)	5,380,758	—	5,380,758

Transactions with key management personnel

Key management personnel compensation

In addition to their salaries, the Company also provides non-cash benefits to directors and executive officers and contributes to post employment defined benefit and defined contribution plans on their behalf. In accordance with the terms of the plans, directors and executive officers retire at the age of 55 at which time they become entitled to receive post employment benefits

Executive officers also participate in share based payment plans (see note 26) and the Company’s long service awards benefit plan. Key management personnel compensation comprised:

	2014 N’000	2013 N’000

Short-term employee benefits
Salaries and wages	345,755	265,741

Long-term employee benefits
Post-employment benefits	48,944	38,151
Long-service award benefit plan	6,498	4,567

Share based payments plan
Diageo executive share options/awards	90,453	23,228

	491,650	331,687

33.	Events after the reporting date

There are no significant subsequent events, which could have had a material effect on the state of affairs of the Company as at 30 June 2014 that have not been adequately provided for or disclosed in the financial statements.

92    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Additional Financial Information

Guinness Nigeria Plc Annual Report & Financial Statements 2014    93

Value Added Statement

for the year ended 30 June

	2014 N’000%		2013 N’000%

Revenue	109,202,120		122,463,538

Bought-in materials and services
- Local	(51,437,387)		(53,483,295)
- Imported	(22,305,881)		(29,948,436)

	35,458,852		39,031,807

Other income	734,346		815,505

Finance income	319,741		201,185

Valued added	36,512,939	100	40,048,497	100

Distribution of Value Added:

To Government:
Taxation	2,108,080	6	5,145,149	13

To Employees:
Salaries, wages and fringe benefits	9,527,408	26	8,899,803	22

To Providers of Finance:
Finance costs	4,761,559	13	4,125,926	10

Retained in the Business:
For replacement of property, plant and equipment	10,525,929	29	9,995,054	25
For replacement of intangible assets	94,433	—	102,609	1
Proposed dividend	4,818,842	13	10,541,217	26
To augument reserve	4,676,688	13	1,238,739	3

	36,512,939	100	40,048,497	100

Value added represents the additional wealth which the Company has been able to create by its own employees’ efforts. This statement shows the allocation of that wealth between government, employees, providers of capital and that retained in the business.

94    Guinness Nigeria Plc Annual Report & Financial Statements 2014

Financial Summary

Income statement

	2014 N’000	2013 N’000	2012 N’000

Revenue	109,202,120	122,463,538	116,461,882

Operating profit	16,123,378	20,933,616	21,895,799

Profit before taxation	11,681,560	17,008,875	20,383,158

Profit after taxation	9,573,480	11,863,726	14,214,620

Statement of comprehensive income
Profit after taxation	9,573,480	11,863,726	14,214,620
Other comprehensive income, net of tax	(77,950)	(83,770)	86,811

Comprehensive income for the year	9,495,530	11,779,956	14,301,431

Statement of financial position

	2014 N’000	2013 N’000	2012 N’000	1-Jul-11 N’000

Employment of funds
Property, plant and equipment	90,683,405	88,112,852	76,293,851	58,269,455
Intangible assets	608,138	578,771	679,792	1,031,280
Prepayments	171,119	98,768	247,549	343,385
Other recievables	25,570	31,611	10,292	27,824
Net current liabilities	(3,408,438)	(19,036,478)	(16,421,354)	(6,233,119)
Loans and borrowings	(27,429,985)	(8,796,183)	(8,513,058)	(1,332,933)
Employee benefits	(3,028,651)	(2,994,557)	(2,782,809)	(3,435,532)
Deferred tax liabilities	(12,559,441)	(11,955,673)	(10,902,749)	(9,798,989)

Net assets	45,061,717	46,039,111	38,611,514	38,871,371

Funds employed
Share capital	752,944	752,944	737,463	737,463
Share premium	8,961,346	8,961,346	1,545,787	1,545,787
Share based payment reserve	18,582	18,582	62,308	21,413
Retained earnings	35,328,845	36,306,239	36,265,956	36,566,708

Shareholders’ funds	45,061,717	46,039,111	38,611,514	38,871,371

Per 50k share data (in kobo)
Basic and diluted earnings per share		636	793
Declared dividend per share		700	800
Net assets per share		2,992	3,057

The financial information presented above reflects historical summaries based on Internation Financial Reporting Standards. Information related to prior periods has not been presented as it is based on a different financial reporting framework (Nigerian GAAP) and is therefore not directly comparable.

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